Exhibit 11.1
                  First Colonial Group, Inc. and Subsidiaries

                    COMPUTATION OF NET INCOME PER COMMON SHARE

                                      Year Ended December 31
                                       1995       1994       1995
                                   ---------  ---------  ---------
Primary
 Net Income                          $ 1,401    $ 2,342    $ 1,908
                                   ---------  ---------  ---------
 Shares
  Weighted average number of
   common shares outstanding       1,432,753  1,411,046  1,233,543

 Primary earnings per common share   $  0.98    $  1.66    $  1.55
                                   =========  =========  =========

Assuming full dilution
 Net Income                          $ 1,401    $ 2,342    $ 1,908
                                   ---------  ---------  ---------

 Shares
  Weighted average number of
   common shares outstanding       1,432,753  1,411,046  1,233,543
  Assuming exercise of option
   reduced by the number of shares
   which could have been purchased
   with the proceeds from exercise
   of such options                       285        **          **
  Weighted average number of common
   shares outstanding as adjusted  1,433,038  1,411,046  1,233,543
                                   ---------  ---------  ---------

Net Income per common share
 assuming full dilution              $  0.98    $  1.66     $ 1.55
                                   =========  =========  =========

  *   See note A10 of the notes to financial statements.

 **   Restated to reflect the 5% stock dividend of June 1994.

*** The stock options are not included since the option price on the stock options outstanding was greater than the average market price and the year-end market price.